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SUPPLEMENT TO
Prospectus Supplement dated June 24, 2005
(to Prospectus dated February 25, 2005)

                                  $460,409,784
                                 (APPROXIMATE)

                              [FIRST HORIZON LOGO]

                           SELLER AND MASTER SERVICER

          FIRST HORIZON ALTERNATIVE MORTGAGE SECURITIES TRUST 2005-FA5
                                     ISSUER

              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2005-FA5
             DISTRIBUTIONS PAYABLE MONTHLY COMMENCING IN JULY 2005

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    The purpose of this supplement is to describe the following loss allocation provisions applicable to the Class III-A-1 and Class III-A-2 Certificates:

    In addition to the disclosures regarding the super senior certificates and the senior mezzanine certificates set forth under the headings
'Summary -- Offered Certificates', 'Risk Factors -- Subordination of Senior Mezzanine Certificates increases risk of loss', 'Description of the Certificates -- Losses Allocable to the Certificates other than the Class PO Certificates' and 'Subordination' in the prospectus supplement dated June 24, 2005, the Class III-A-1 Certificates are super senior certificates and the Class III-A-2 Certificates are senior mezzanine certificates.

    If you purchase Class III-A-2 Certificates, you should consider the risk that after the date on which the respective class certificate balance of each class of subordinated certificates has been reduced to zero, the principal portion of realized losses, other than excess losses, allocable to the Class III-A-1 Certificates will be borne first by the Class III-A-2 Certificates (in addition to other respective realized losses allocable to the Class III-A-2 Certificates) and not by the Class III-A-1 Certificates, so long as the class certificate balance of the Class III-A-2 Certificates is greater than zero. Therefore, after the date on which the respective class certificate balance of each class of subordinated certificates has been reduced to zero, the principal portion of losses on the mortgage loans in Pool III will be disproportionately borne by the Class III-A-2 Certificates.

    The Class III-A-2 Certificates will not be offered unless they are assigned ratings of 'AAA' and 'Aa1' by S&P and Moody's, respectively.

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                           CREDIT SUISSE FIRST BOSTON
                                 FTN FINANCIAL

                 The date of this Supplement is July 12, 2005.